Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Horizon Quantum Holdings Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, with no par value	(1)	Other	12,774,942	$11.20	$143,079,350.40	0.0001381	$19,759.26

Total Offering Amounts:						$143,079,350.40		19,759.26
Total Fee Offsets:								0.00
Net Fee Due:								$19,759.26

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Offering Note(s)

(1)	This Registration Statement registers 12,774,942 Class A ordinary shares, with no par value (the “Class A Ordinary Shares”), of Horizon Quantum Holdings Ltd. (the “Registrant”) of which (i) up to 6,375,193 Class A Ordinary Shares are issuable upon exercise of certain equity stock options currently issued and outstanding, subject to certain vesting provisions; and (ii) 6,399,749 that will be reserved for issuance under Horizon Quantum Holdings Ltd. 2026 Equity Incentive Plan. Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, on a basis of the average of the high and low sales prices of the Class A Ordinary Shares last reported on The Nasdaq Capital Market on May 19, 2026.